EXHIBIT 6.1
LEASE AGREEMENT

     RECEIVED FROM Dan Shuput and/or Nominees, hereinafter referred to as LESSEE, the sum of Fifteen Hundred Dollars ($1,500.00) in the form of a cashier's check as a deposit which, upon acceptance of this Lease, shall become the property of Bart Brimhall, and/or his assigns, hereinafter referred to as LESSOR and shall be applied to the first lease payment and shall be non-refundable. In the event that this Lease Is not accepted by the Lessor within thirty (30) days, the total deposit received shall be refunded to the Lessee.

Lessee hereby offers to lease from Lessor the real property situated in the City of Overton County of Clark State of Nevada, and described as follows:
Assessors Parcel Number 720-360-002, approximately 40 acres' Assessors Parcel Number 720-360-003 approximately 80 acres. Both of Section 18, Township 16 South, Range 68 East, M.D.B.& M. as recorded on March 25, 1954 as Instrument #6163 in Book 4 of Official Records in the Clark County Recorders Office.

Upon the following terms and conditions:

1. TERM: The term hereof shall commence on February 15, 1994 and shall be renewable every 20 years for a total term of 99 years. Each renewal shall be upon the same terms and Conditions as the previous term, except as provided under paragraph 2 and on the conditions of paragraph 16 herein.

2. RENT: The annual rent shall be $100.00 per acre for the first Five (5) years. There will be an adjustment in rent beginning the Sixth (6th) year and every five (5) years thereafter and will be adjusted according to the cost of living index according to the Federal 11th District for "all items." All lease payments shall be made to Lessor semiannually beginning on February 15, 1994.

3.     USE:  The property shall be used for development of a golf course.

4. ASSIGNMENT AND SUBLETTING: Lessee may assign this Lease and/or sublet any portion of the premises without prior written consent from Lessor. Lessee shall notify Lessor of any such assignment or sublease within thirty (30) days of the execution of the same.

5. ORDINANCES AND STATUTES: Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter become in force. The commencement or pendency of any state or federal court abatement proceeding affecting the use of the premises shall, at the option of Lessors be deemed to be a breach of this Lease.

6. INDEMNIFICATION OF LESSOR: Lessor shall not be liable for any damage or injury to Lessee, or any other persons or to any property, occurring on the demised premises or any part thereof, and Lessee agrees to hold Lessor harmless from any claims for damages, no matter how caused.

7. INSURANCE: Lessee, at his expense, shall maintain public liability insurance including bodily injury and property damage insuring Lessee and Lessor with a minimum coverage as follows: One Million Dollars ($1,000,000.00) commencing upon ground breaking. Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as an additional Insured. The Certificate shall provide for a ten-day written notice to Lessor in the event of cancellation or material change of coverage.

8. UTILITIES: Lessees agrees that he shall be responsible for the payment of all utilities and other services delivered to the premises, and for the installation of any and all lines to the property. Lessor shall not be liable for any cost of improvements to the property.

9. INSOLVENCY: In the event a receiver is appointed to take over the business of Lessee, or in the event Lessee makes a general assignment for the benefit of creditors, or Lessee takes or suffers any action under any insolvency or bankruptcy act, the same shall constitute a breach of this Lease by Lessee.

10. REMEDIES OF OWNER ON DEFAULT: In the event of any breach of the Lease by lessees Lessor may, at his option, demand performance under the terms of the Lease, if Lessee has not, cured any default within 30 days of such notice or demand to cure, Lessor may, at Lessor's option, terminate this Lease. Nothing contained herein shall be deemed to limit any other rights or remedies which Lessor may have.

11. ATTORNEY'S FEES: In the event any suit should be brought for recovery of the premises, or for any sum hereunder, or because of any act which may arise Out of possession of the premises by either party, the prevailing shall be entitled to all costs incurred in connection with such action, including reasonable attorney's fees.

12. WAIVER: No failure of Lessor to enforce any term hereof shall be deemed to be a waiver.

13. NOTICES: Any notice which either party may or is required to give, shall be given by mailing the same, postage prepaid, to Lessee or Lessor at the addresses shown below, or such other place(s) as may be designated by the parties from time to time.

14. HEIRS, SUCCESSORS OR ASSIGNS: This Lease is binding upon and shall inure to the benefit of the heirs, assigns and successors in interest to the parties.

15. PROPERTY TAXES: Lessee shall be responsible to pay the property taxes directly to the Clark County Treasurer and shall provide to Lessor proof of payment of the same year. In the event that such taxes are assessed for a tax year commencing or extended before and beyond the term of the Lease, the obligation of Lessee shall be proportionate to the portion of the Lease term included in such year.

16. OPTION TO RENEW: Provided that Lessee is not in default in the performance of this Lease, Lessee shall have the option to renew the lease. The terms and conditions shall be consistent with the terms and conditions as contained herein as amended, adjusted or modified from time to time by the parties. The option shall be exercised by written notice given to Lessor not less than six (6) months prior to the expiration of the initial lease term or the next preceding leave term. If notice is not given in the manner provided herein with the time specified, this option shall expire and all improvements shall become the property of the Lessor.

17. RIGHT OF FIRST REFUSAL: In the event that the Lessor decides to sell the property, Lessee shall have the right of first refusal for the purchase of subject property in this lease.

18. IRRIGATION WATER: In the event that Two hundred and three (203) shares of Common irrigation water owned by Lessor is needed to develop the project on the premises, Lessee hereby offers to lease said shares of water for an annual rent of $40.00 per share plus the assessments charged by the Muddy Valley Irrigation Company. It shall be the responsibility of the Lessee to pay for and construct the ditches or pipelines to convey such water to the property from the main irrigation ditch. Payment for said water shares shall commence upon ground breaking and shall be paid semi-annually.

19. LATE PENALTY: There shall be a late penalty of 10% of any amount due from Lessee including the periodic payments and/or property taxes, if payment is not received within thirty (30) days of the date such payment shall be due.

20.     CONTINGENCY:  This Lease is subject to the following:

     a. Lessee obtaining the adjacent property by purchase or lease to have enough acreage for the development of a golf course.

     b. Lessee obtaining sufficient rights to water by purchase at lease to irrigate an 18-hole golf course.

     c. Favorable soil and water test results showing soil and water capable of growing and sustaining turf grass.

     d. Lessee obtaining necessary zoning changes or use permits to allow the development of a golf course and/or hotel on the property. Lessee shall be responsible for the application and fees and Lessor shall sign as the owner of the property.

     e. Approval of development project from Clark County requirements at the sole determination of Lessee.

     f. Approval from the Environmental Protection Agency and Bureau of Land Management for the development project,

     g. The overall acreage not being excessively impacted by Any municipal or governmental agency or department in the sole determination of Lessee.

21. LESSEE'S OBLIGATION: Lessee shall be responsible for the expense of all testing, surveying, Clark County fees and any other costs necessary for the study of this property for the development of a golf course and/or hotel and any attorney's fees involved herein.

This Lease is executed by the undersigned as evidence of Lessee's commitment to lease and Lessor's acceptance of all terms and conditions contained herein this 14th day of February,

LESSEE:                              LESSOR:
/s/ Dan Shuput                              /s/ Bert Brimhall
    Dan Shuput                                  Bert Brimhall
    February 14, 1994                           February 14, 1994
    Address:     4615 South 1225 East           Address:     Box 1335
                 Salt Lake City, UT 84117                    Overton, NV 89040
    Telephone:     801 261-8320                 Telephone:    702 397-8504


LEASE AGREEMENT:
LESSOR:     BERT BRIMHALL
LESSEE:     DAN SHUPUT

STATE OF NEVADA     )
                    )ss
County of Clark     )

On February 14, 1994 personally appeared before me. A Notary Public. Dan Shuput and Bert Brimhall known (or proved) to me to be the persons who executed the foregoing instrument and who acknowledged that they executed the above instrument.
WITNESS my hand and official seal

NOTARY PUBLIC                    /s/ Sylvia Jane Bush
STATE OF NEVADA
County of Clark
Sylvia Jane Bush
My appointment expires: Dec. 22, 1996

When recorded mail to:
     Land Brokers, Inc.
     P.O. Box 488
     Overton, NV 89040

AMENDMENT TO LEASE AGREEMENT

     Paragraph 3. of that certain Lease Agreement dated February 14 ,1994 by and between Dan Shuput, Lessee, of Salt Lake City, Utah (and subsequently assigned to Industries International, Inc.) and Bert Brimhall, Lessor, of Overton, Nevada is hereby amended to read as fallows:

     "Paragraph 3, USE. The Leased Property shall be used for the development of a Golf Course and/or other real estate developments."

ACCEPTANCE

Signed and accepted this 27 day of August 1994.

                                   /s/ Dan Shuput
                                       DAN SHUPUT, LESSEE
                                       4615 South 1225 East
                                       Salt Lake City, UT 84117

STATE OF NEVADA  )
                 ):ss
COUNTY OF CLARK  )

NANCY & MOULTON
Notary Public - Nevada
Clark County
My appoint. Exp. Nov. 6, 1996

     Personally appeared before me, Dan Shuput, this 27th Day of August,1994, executed the foregoing Amendment to Lease Agreement.

My Commission Expires                    /s/ Nancy A. Moulton
November 6, 1996                             Notary Public
                                             Residing in Overton, Nevada